February 25, 2006

Western Petrochemical Corp.
420, 475 Howe Street
Vancouver, British Columbia, V6C 2B3

Attention: Tim Brock

RE: **Farmout Agreement**
Twps. 43-49, Rges. 1-8, W2M
Pasquia Hills Area, Saskatchewan

Dear Sir:

This letter is to evidence acceptance of the previously discussed Agreement between Western Petrochemical Corp. ("WPC or "Farmor" and Scott Oil & Gas Ltd. ("Scott" or "Farmee") pursuant to which Scott shall have the right to earn an interest in the Farmout Lands as described in schedule A on terms and conditions contained herein and WPC has the same rights to farm in on Scotts lands as described in Schedule E for any hydrocarbons other that the second whitespeck formation on the same terms and conditions herein

1. Definitions

   In this Farmout Agreement, ("Agreement") including the Schedules attached hereto, unless the context otherwise requires, the definitions set forth in Clause 1.00 of the Farmout and Royalty Procedure shall apply and, in addition, the following expressions shall have the following meanings:

   a) "Farmee" means Scott;

   b) "Farmor" means WPC as to a 100% working interest in the Farmout Lands;

   c) "Farmout Lands" means the lands set forth and described as such in Schedule "A", attached hereto, and includes the right to explore, mine, quarry and work the permit lands for oil shales, but not to remove, produce or recover oil shales, except for test purposes until a lease has been granted;

   d) "Farmout and Royalty Procedure" means the 1997 CAPL Farmout and Royalty Procedure with insertions and amendments thereto as set forth in Schedule "B", attached hereto, and made a part of this Agreement;

   e) "Test Well" means a well which may be drilled pursuant to this Agreement;

f) "Title Documents" means the documents of title (Saskatchewan Oil Share Exploration Permit as described on Schedule "A")) by virtue of which the right to explore, mine, quarry and work the permit lands for oil shales, but not to remove, produce or recover oil shales, except for test purposes until a lease has been granted;

2. Schedules

The following Schedules are attached hereto and made part of this Agreement:

a) Schedule "A", which describes the Farmout Lands, the Title Documents, Encumbrances and Farmor's Pre-Farmout Working Interest.

b) Schedule "B", which is the election sheet for the Farmout & Royalty Procedure.

c) Schedule "C" which is the election sheet for the1990 CAPL Operating Procedure.

d) Schedule "D' which specifies the drilling information required to be supplied by the Farmee to the Farmor pursuant to the Farmout & Royalty Procedure.

3. Test Well and Alternate Methods of Evaluating the Farmout Lands

On or before August 30th, 2006, Farmee shall Spud a Test Well at a location of its choice on the Farmout Lands and thereafter diligently and continuously drill said Test Well to evaluate all prospective formations to the depth of the second whitespecks formation. In the event the Farmee is unable to Spud the said Test Well due to a lack of regulatory approval or adverse surface conditions or drilling rig availability, the Farmor shall, upon request, grant a reasonable time extension **(not to exceed 90 days)** to allow Farmee to Spud the said Test Well.

Alternate Evaluation

In order to advance its understanding of any potential underlying geological plays of the second whitespeckFarmee shall be conducting an ongoing evaluation of the Farmout Lands through such methods as shooting or purchasing seismic, performing stratigraphy tests and/or core sampling and shall provide the information obtained to Farmor on ongoing basis so long as this Agreement remains in effect. Conversely, this Agreement shall remain in effect as long as this information is being provided to Farmor.

4. Earning

Test Well

Upon Farmee having drilled to the second whitespecks Depth, logged, tested, and either capped, completed and equipped or abandoned the Test Well, the Farmee shall have earned, subject to Clause 3.00 and 7.00 of the Farmout and Royalty Procedure, 100% of Farmor's interest only in the second whitespeck formation for the section the Test Well is drilled upon, plus an additional 9 contiguous sections of the Farmout Lands, reserving unto the Farmor a non-convertible gross overriding royalty. of 12.5% payable on production

obtained and calculated on the Farmor's pre-farmout Working Interest. pertaining to the second whitespeck formation.

The non-convertible gross overriding royalty payable shall be subject to the terms and conditions of the Farmout and Royalty Procedure.

5. Option Well(s)

If the Farmee has drilled the Test Well to the second whitespecks formation and is not otherwise in default under the terms of this Agreement, the Farmee shall have the right to drill further Option Well(s) at a location of its choice on the unearned Farmout Lands with each option well to be spudded within 90 days of completion or abandonment of the previous well(s). Farmee shall have a continuing option to drill further Option Well(s) on any unearned Farmout Lands until all the Famout Lands are earned or Farmee has defaulted, forfeited or surrendered its right to earn any further interest in the Farmout Lands. Option Well(s) shall be subject to the earning provisions of this Agreement which apply to the Test Well as described in Clause 4 above.

6. Area of Exclusion – Current Mine Area

The parties agree that the area currently being mined by Farmor ("Current Mine Area") shall be excluded from the Farmout Lands, and the Farmee shall not be allowed to earn an interest in this excluded area unless agreed to in writing by Farmor. The Current Mine Area is as follows:

Section 1-36	T-45N R4W2		
Section 1-36	T45N R3W2		
Section 13-36	T44N R4W2		
Section 15-18/19-22/27-30/31-34	T44N R3W2		

The parties further agree that this Current Mine Area may be expanded from time to time, and that if in Farmor's due course of expanding the Current Mine Area a well drilled and/or owned by the Farmee is in the earned of Farmor's planned expansion the Farmor shall have the right to buy out Farmee's interest in such well for 300% of the total cost expended by Farmee in drilling and/or placing on production such well.

7. Extending of Permits and/or Leases

The parties agree that if any of the Title Documents listed on Schedule "A" to this Agreement are approaching their expiry date and may be extended for a further term by written application to the Minister of Mineral Resources for the province of Saskatchewan, Farmor shall notify Farmee of this pending expiry and if Farmor is not interested in applying for extension of the Title Document, Farmor shall assign its interest in the Title Document to the Farmee and Farmee shall assume responsibility

for application for extension of the Title Document, if Farmee so chooses.

8. Effective Date

The Effective Date of this Agreement is March 1st, 2006.

9. Exclusive Agreement

Farmor agrees that Farmee has been granted the exclusive right to evaluate the Farmout Lands and furthermore Farmor shall not enter into any further agreements with other parties involving the Farmout Lands while this Agreement is in effect unless agreed to in writing by Farmee.

10. Farmout and Royalty Procedure

All the terms and conditions of the Farmout and Royalty Procedure shall apply and are hereby incorporated into this Agreement with insertions and amendments thereto set forth in Schedule "B" attached hereto.

The terms and conditions of the Farmout and Royalty Procedure shall remain in full force and effect for so long as the Title Documents set out on Schedule "A" remain in full force and effect. Upon termination of a Title Document or Title Documents set out on Schedule "A" then the provisions of the Farmout and Royalty Procedure shall no longer apply to such Farmout Lands previously held under the terminated Title Document(s).

11. Address for Notices

Farmee

Scott Oil & Gas Ltd.
1601 Westmount Road NW
Calgary, Alberta, T2N 3M2

Attn: Land Department

Farmor

Western Petrochemical Corp. 103,
420, 475 Howe Street
Vancouver, British Columbia, V6C 2B3

Attn: Land Department

Samples

12. The Farmee shall forward the Farmor samples of the oil shales unit each time the Farmor will drill tests the same whereby the samples shall be collected pursuant to the instruction from the Farmor in all lands including lands held by the Farmee pursuant to schedule E and A

Farmor Farm in Rights

13. The Farmor has the identical rights to drill test on the Farmee permits held by the Farmee on permits that are identified as schedule "E"

14. Miscellaneous

a) The terms of this Agreement express and constitute the entire Agreement amongst the Parties hereto and no implied covenants or liability of any kind on part of the Parties is created or shall arise by reason of anything contained in this Agreement. This Agreement supersedes all other agreement, documents, writings, and verbal understandings amongst the Parties relating to the Farmout Lands.

b) Wherever any term or condition of any Schedule conflicts or is at variance with any term or condition in the body hereof, the latter shall prevail. In the event of any conflict or inconsistency between the provisions of this Agreement and the Title Document, the provisions of the Title Document shall prevail.

c) This Agreement and the relationship amongst the Parties hereto shall be construed and determined according to the laws of the Province of Saskatchewan and each Party hereto does attorn to the jurisdiction of the courts of the Province of Saskatchewan with respect to any matter arising out of this Agreement.

d) The headings of the clauses of this Agreement are inserted for convenience of reference only and shall not affect the meaning or construction thereof.

e) Whenever the plural or masculine or neuter is used in this Farmout Agreement, the same shall be construed as meaning plural or feminine or body politic or corporate and vice versa, where the context so requires.

f) Except as otherwise provided herein, this Agreement shall enure to the benefit of and shall bind the Parties hereto and their respective successors and permitted assigns and upon the heirs, executors, administrators and assigns of natural persons who are or become Parties hereto.

g) Time is of the essence in this Agreement.

h) The parties from time to time shall execute all such further documents including trust, assignment and transfer agreements as may be required to evidence the interests earned and held hereunder.

i) This Agreement may be executed in counterpart and the executed counterparts together shall constitute one agreement.

If the foregoing is acceptable would you please indicate your acknowledgement and acceptance by signing in the space provided and returning one (1) copy of this Agreement to the undersigned on or before 4:00 p.m. M.S.T. March 20th, 2006. Thank you.

This letter of intent may be signed by facsimile and in counterpart, which together shall be deemed to constitute one valid letter of agreement.

Yours truly,

SCOTT OIL & GAS LTD.

Scott Rogers

Acknowledged and Agreed to this 17 day of March, 2006.

Western Petrochemical Corp

Per: ______________________

Schedule "A"

Schedule "A" attached to and forming part of that Farmout Agreement dated February 25, 2006 between CanWest Petroleum Corporation and Scott Oil & Gas Ltd.

a) Farmout Lands

PS00185 / 001 86 / 00190 to 00198 inclusiveTownships T43N to T49N
And ranges 1W2M to 11W2M inclusive
As to the right to explore for oil shales in all formations excluding the First White Specks

b) Pre-Farmout Working Interest

CanWest 100%

c) Encumbrances

Crown Lessor's Royalty only

Schedule "B"

Schedule "B" attached to and forming part of that Farmout Agreement dated February 25, 2006 between CanWest Petroleum Corporation and Scott Oil & Gas Ltd

Farmout & Royalty Procedure Insertions and Amendments

1. Article 1.01, Definitions, (f), Effective Date: February 25, 2006
2. Article 1.01, (t), Payout, Article 6.00: will not apply
3. Article 1.02, Incorporation 1990 CAPL Operating Procedure, 311 Insurance: Alternate B
4. Article 4.00, Option Wells: will X/ will not _apply
5. Article 5.00, Overriding Royalty: will X/ will not __ apply
6. Article 5.01, Quantification of Overriding Royalty:
   a) Crude Oil: Alternate – 1 will apply and the non-convertible Overriding Royalty payable is 12.5% subject to deductions provided for in Article 5.04
   b) All Other: Alternate – 1 will apply and the non-convertible Overriding Royalty payable is 12.5 subject to deductions provided for in Article 5.04
7. Article 5.04, B, Allowed Deductions: Alternate 1 and 2, will apply, not greater than 50%
8. Article 6.00, Conversion of Overriding Royalty: will __/ will not X apply
9. Article 8.00, Area of Mutual Interest: will __/ will X not apply
10. Article 11.02, Reimbursement of Land Maintenance Costs: will __/ will not _X_ apply

Schedule "C"

Schedule "C" attached to and forming part of that Farmout Agreement dated February 25, 2006 between CanWest Petroleum Corporation and Scott Oil & Gas Ltd.

1990 CAPL OPERATING PROCEDURE – ELECTIONS

Article	Elections		
I.	Operator – Scott Oil & Gas Ltd.		
III	Insurance (Clause 311)	A _X_	B ____
VI	Marketing Fee (Clause 604)	A _X_	B ____
IX	Casing Point election (Clause 903)	A _X_	B ____
X	Penalty for Independent Operations (Clause 1007):	Development 300 % Exploratory 500 %	
	Title Preserving Well (Clause 1010) (a) (iv):	180 days	
XXII	Address for Notices (Clause 2202) :		
	Scott Oil & Gas Ltd. 103, 1601 Westmount Road NW Calgary, Alta, T2N 3M2	CanWest Petroleum Corporation 420, 475 Howe Street Vancouver, BC, V6C 2B3	
	Attention: Operations depts.		
XXIV	Disposition of Interests (Clause 2401)	A ____	B _X_
	Recognition upon Assignment (Clause 2404) – REPLACED BY CAPL ASSIGNMENT PROCEDURE		